CORVAS INTERNATIONAL, INC.

                         COMMON STOCK PURCHASE AGREEMENT


         THIS COMMON STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of August 18, 1999, by and among CORVAS INTERNATIONAL, INC., a Delaware corporation (the "Company") and the entities whose names are set forth on the Schedule of Purchasers attached hereto as EXHIBIT A (which entity is hereinafter referred to as the "Purchaser" or collectively as the "Purchasers").

                                    RECITALS

         WHEREAS, the Company has authorized the sale and issuance of an aggregate of one million three hundred thousand (1,300,000) shares of its Common Stock, $0.001 par value (the "Shares");

         WHEREAS, the Company has also authorized the sale of up to $10,000,000 Convertible Senior Subordinated Notes (the "Convertible Notes") to Artisan Equity, Ltd. (the "Note Purchaser"), pursuant to that certain Note Purchase Agreement (the "Note Purchase Agreement") dated of even date herewith, by and between the Company and such purchaser;

         WHEREAS, the Purchasers desire to purchase the Shares on the terms and conditions set forth herein; and

         WHEREAS, the Company desires to issue and sell the Shares to Purchasers on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

         1.     AGREEMENT TO SELL AND PURCHASE.

                1.1 AUTHORIZATION OF SHARES. On or prior to the Closing (as defined in Section 2 below), the Company shall have authorized the sale and issuance to the Purchasers of the Shares. The Shares shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Incorporation of the Company, as amended, in the form attached hereto as EXHIBIT B.

                1.2 SALE AND PURCHASE. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company hereby agrees to issue and sell to each Purchaser, severally and not jointly, and each Purchaser agrees to purchase from the Company, severally and not jointly, the number of Shares set forth opposite such Purchaser's name on EXHIBIT A, at a purchase price of two dollars and fifty cents ($2.50) per share.


                                       1.
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         2.     CLOSING, DELIVERY AND PAYMENT.

                2.1 CLOSING. The closing of the sale and purchase of the Shares under this Agreement (the "Closing") shall take place at 10:00 a.m. on the date hereof, at the offices of Cooley Godward LLP, 4365 Executive Drive, Suite 1100, San Diego, California 92121 or at such other time or place as the Company and the Purchasers may mutually agree (such date is hereinafter referred to as the "Closing Date").

                2.2 DELIVERY. At the Closing or shortly thereafter, subject to the terms and conditions hereof, the Company will deliver to the Purchasers certificates representing the number of Shares to be purchased at the Closing by each Purchaser, against payment of the purchase price therefor by check, wire transfer made payable to the order of the Company.

         3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         Except as set forth on a Schedule of Exceptions delivered by the Company to the Purchasers at the Closing, the Company hereby represents and warrants to each Purchaser as of the date of this Agreement as follows:

                3.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has all requisite corporate power to own and operate its assets and to carry on its business as presently conducted and as currently proposed to be conducted and as described in the SEC Documents (as hereinafter defined). The Company is qualified to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Company's business, operations or condition (financial or otherwise), results of operations or prospects (a "MATERIAL ADVERSE EFFECT"). The Company has no subsidiaries.

                3.2 AUTHORIZATION. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of the Company's obligations under this Agreement and the Registration Rights Agreement has been taken or will be taken prior to the Closing Date.

                3.3 VALID AND BINDING OBLIGATION. This Agreement and the Registration Rights Agreement, when executed and delivered by the Company, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (b) general principles of equity that restrict the availability of equitable remedies. The Shares, when issued in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable and free of any liens or encumbrances created by the Company other than restrictions on transfer arising under applicable securities laws. Assuming the accuracy of the representations and


                                       2.

warranties of the Purchasers, the Shares, when issued in compliance with the provisions of this Agreement, will be issued in compliance with applicable United States federal and state securities laws.

                3.4   SEC FILINGS; FINANCIAL STATEMENTS.

                      (a) The Company has delivered to the Purchasers accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by the Company with the SEC between December 31, 1998, and the date of this Agreement (the "SEC DOCUMENTS"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act (as the case may be); and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                      (b)   The financial statements contained in the SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby consistent with the books and records of the Company.

                      (c) Since March 31, 1999, there has not been: (i) any change in the assets, liabilities, financial condition or operations of the Company except changes in the ordinary course of business that have not been, in any case or in the aggregate, materially adverse; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company; (iii) any waiver or compromise by the Company of a material debt or obligation owed to it; or (iv) any other event or condition out of character that has materially and adversely affected the Company's business or prospects.

                3.5 NON-CONTRAVENTION. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the Registration Rights Agreement (i) will not contravene any provision of applicable law or the certificate of incorporation or bylaws of the Company or any agreement or other instrument binding upon the Company, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company and (ii) will not result in the creation or imposition of any Lien upon any property or assets of the Company pursuant to the terms of any agreement or instrument to which it is a party or by which it may be bound or to which any of its property or assets is subject.


                                       3.

                3.6   CAPITALIZATION.

                      (a) Immediately prior to the Closing Date and the sale of the Convertible Notes and the Shares, the authorized capital stock of the Company shall consist of (a) 10,000,000 shares of Preferred Stock, $.001 par value, of which 1,000,000 shares have been designated Series A Convertible Preferred Stock, $.001 par value, all of which are issued and outstanding, of which 250,000 shares have been designated Series B Convertible Preferred Stock, $.001 par value, all of which are issued and outstanding, and of which 500,000 shares have been designated Series C Junior Participating Preferred Stock, $.001 par value, none of which is issued and outstanding (b) 50,000,000 shares of Common Stock, $.001 par value, 15,487,277 shares of which are issued and outstanding, (c) 1,699,566 options and other rights to acquire Common Stock under the Company's stock option plan (whether currently outstanding or granted in the future), (d) 37,836 shares of the Company's Common Stock reserved for issuance under the Employee Stock Purchase Plan, (e) 1,983,715 currently outstanding warrants to acquire Common Stock of the Company and (f) 1,250,000 shares of Common Stock reserved for issuance upon the conversion of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock. As of the date hereof, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except as set forth on Schedule 3.5(a) and except as may be contemplated by this Agreement. As of the date hereof, the Company is not party to any voting or similar agreement or proxies relating to the voting of shares of its capital stock and is not aware of any such agreements or proxies to which it is not a party except as may be contemplated by this Agreement. As of the date hereof, all of the outstanding shares of the Company's capital stock have been duly authorized and validly issued, and are fully paid and nonassessable, except to the extent that such shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such law at the time a transfer is proposed. Except as set forth herein, there are no other options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character that obligate the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital sock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests. Immediately after closing the sale of the Shares pursuant to this Agreement and the Convertibles Notes being sold concurrently with such Shares, the Company's authorized capital shall not change and the number of authorized and outstanding securities and the number of shares of Common Stock reserved for issuance under outstanding options and reserved for issuance upon the conversion of the Preferred Stock, shall not change except as follows: (a) 16,787,277 shares of Common Stock will be issued and outstanding, (b) 2,924,000 shares of Common Stock will be reserved for issuance upon the conversion of the Convertible Notes and (c) 2,143,849 shares will be reserved for issuance under currently outstanding warrants to acquire Common Stock of the Company.

                      (b) There are no statutory or contractual shareholders' preemptive rights or rights of refusal with respect to the issuance of the Shares hereunder. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and, assuming the accuracy of the Purchaser's representations


                                       4.

under Section 4, the offer, sale and issuance of the Shares hereunder do not require registration under the Securities Act.

                3.7 GOVERNMENTAL CONSENT, ETC. The Company has obtained all permits, consents, approvals or authorizations of, or declarations to or filings with, any governmental authority required in connection with the execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby, except any notices of sale required to be filed with the SEC under Regulation D of the Securities Act, or such post-closing filings as may be required under applicable state securities laws, all of which will be timely filed within the applicable periods

                3.8 NO GENERAL SOLICITATION. None of the Company, its affiliates or any person acting on its own or the Company's or its affiliates behalf has engaged or will engage, in connection with the offering of the Shares, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

                3.9 LITIGATION, ETC. There are no actions, suits, proceedings (except applications for regulatory approval from the Food and Drug Administration and foreign drug agencies), orders, investigations or claims pending or, to the Company's knowledge, threatened against or affecting the Company (or to the Company's knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company with respect to its business) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the Company's knowledge, any governmental investigations or inquiries; and, to the Company's knowledge, there is no basis for any of the foregoing. The Company is not subject to any judgment, order or decree of any court or other governmental agency, and the Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may result in a Material Adverse Effect. The Company has conducted and continues to conduct its business in compliance with all applicable laws, except where the failure to comply has not had and is not reasonably likely to have a Material Adverse Effect.

                3.10 EMPLOYEES. The Company is not aware that any executive or key employee of the Company or any group of employees of the Company has any plans to terminate employment with the Company. The Company has complied with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), except where the failure to comply has not had and is not reasonably expected to have a Material Adverse Effect, and the Company is not aware that it has any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). The Company is not, and to the Company's knowledge, none of its employees is, subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present business activities of the Company, except for


                                       5.

agreements between the Company and its present and former employees that do not conflict with such activities. The Company has no collective bargaining agreements with any of its employees.

                3.11 INTELLECTUAL PROPERTY RIGHTS. To its knowledge, the Company owns or possesses, or can acquire on reasonable terms, Intellectual Property Rights reasonably necessary to carry on the business now operated by it. The Company has not received any notice of and, to its knowledge there is no infringement of or conflict with rights of others with respect to any Intellectual Property Rights owned or used by the Company. The Company is not aware of any facts or circumstances that would render any Intellectual Property Rights owned or used by the Company invalid or inadequate to protect the interest of the Company therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or which invalidity or inadequacy, singularly or in the aggregate, would result in a Material Adverse Effect. To the Company's knowledge, no person or entity is infringing or threatening to infringe any Intellectual Property Rights owned or used by the Company. All employees and officers other than those employees who are not privy to any of the Company's proprietary information are bound by the confidentiality and invention assignment agreements and such agreements do not grant to such employees and officers rights to any Intellectual Property Rights owned or used by the Company. All non-employee directors are bound by confidentiality agreements and such agreements do not grant to such directors rights to any Intellectual Property Rights owned or used by the Company.

                3.12 ENVIRONMENTAL AND SAFETY LAWS. The Company is in compliance with all applicable statutes, laws, and regulations relating to the environment and occupational health and safety, except where the failure to comply has not had and will not have a Material Adverse Effect, and no material expenditures are or will be required in order to comply with any such existing statutes, laws or regulations. The Company has not received any written notice, demand, letter, claim, request for information or other written communication alleging that the Company may be in violation of, or liable under, any statute, law, regulation or permit.

                3.13 RELATED-PARTY TRANSACTIONS. No employee, officer, stockholder or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). To the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, stockholders, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. To the Company's knowledge, no officer, director, or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company (other than such contracts that relate to such person's ownership of capital stock or other securities of the Company).


                                       6.

                3.14 TITLE TO PROPERTY AND ASSETS; LEASES. The Company has good marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on the unaudited Balance Sheet of the Company as of June 30, 1999 (THE "LATEST BALANCE SHEET") or acquired thereafter, free and clear of all Liens (other than Permitted Liens), except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company. The Company's buildings, equipment and other tangible assets are in good operating condition in all material respects and are fit for their intended use in the ordinary course of business. The Company owns, or has a valid leasehold interest in, all assets necessary for the conduct of its businesses as presently conducted.

                3.15 INSURANCE. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, standard comprehensive general liability insurance and product liabilities insurance (subject to reasonable deductibles), in amounts customary for companies similarly situation to the Company.

                3.16 SYSTEM OF INTERNAL ACCOUNTING CONTROLS. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                3.17 FILING OF TAX RETURNS. The Company has filed all tax returns that are required to be filed by it pursuant to foreign or domestic laws and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it (except where the requirement for payment of such taxes is being contested in good faith in appropriate proceedings), except where the failure to file or make payment would not result in a Material Adverse Effect. The charges, accruals, and reserves on the books of the Company in respect of taxes or other governmental charges are, to the knowledge of the Company, adequate.

                3.18 INVESTMENT COMPANY. The Company is not, and upon the issuance and sale of the Shares as herein contemplated and the application of the net proceeds therefrom will not be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

                3.19 REAL PROPERTY HOLDING COMPANY. The Company is not a United States Real Property Holding Corporation within the meaning of ss.897(c)(2) of the Internal Revenue Code of 1986, as amended.

                3.20 NO DEFAULTS. The Company has, in all material respects, performed all obligations to be performed by it to date and is not in default under any of the contracts, loans, notes, mortgages, indentures, licenses,


                                       7.
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security agreements, agreements or leases to which it is a party or by which it is otherwise bound, except for such defaults which in the aggregate have not had a Material Adverse Effect. To the Company's knowledge, no other party to such contracts, loans, notes, mortgages, debentures, licenses, security agreements, agreements or leases is in default thereunder except those which would not have a Material Adverse Effect. The contracts listed as exhibits to the SEC Documents are all of the material contracts (as defined in Regulation S-K adopted under the Securities Act of 1933) to which the Company is a party.

                3.21 STOCKHOLDER RIGHTS AGREEMENT. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the Registration Rights Agreement, will not contravene the Stockholder Rights Agreement or result in the exercise of any rights under the Stockholder Rights Agreement.

                3.22 BROKERS OR FINDERS. The Company has not entered into any agreement or arrangement giving rise to any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

                3.23 YEAR 2000 COMPLIANCE. To the Company's knowledge, the hardware, software and software products (the "SYSTEMS") used by the Company are, and will be, able to accurately (i) process any date rollover, (ii) process calculations or computations regardless of the dates used in such calculations whether before, on or after January 1, 2000, (iii) accept and respond to two digit year date input in a manner which resolves any ambiguities as to the century in an appropriate manner, (iv) store and display date data in a manner which is unambiguous as to the century, and (v) recognize the year 2000 as a leap year provided in all such cases, hardware and software used by third parties in conjunction with the Systems (a) can accurately perform in accordance with clauses (i) through (v) above and (b) do not affect the performance of the Systems.

                3.24 NASDAQ LISTING. The Common Stock of the Company is designated for trading on the Nasdaq National Stock Market and the Company has not been informed of any proceedings to revoke or suspend such designation. The sale of Shares as contemplated hereby will not result in a violation of the Nasdaq rules and regulations.

                3.25 FORM S-3 ELIGIBILITY. The Company is eligible to file a resale Registration Statement on Form S-3. Without limiting the generality of the foregoing the Company has filed in a timely manner all reports required to be filed by the Company with the Securities and Exchange Commission during the 12 calendar months and during the portion of the month immediately preceding the date of this Agreement. The Company is not aware of any facts or circumstances that exist as of the date of this Agreement that would cause it to lose its eligibility.

                3.26 KNOWLEDGE. As used in this Section 3, the terms "knowledge" or "aware" when used with respect to the Company shall mean and include the actual knowledge or awareness of any of the officers of the Company as that term is defined in Securities Exchange Act after due inquiry of management employees.


                                       8.

                3.27 DISCLOSURE. Neither this Agreement nor any of the exhibits or schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make each statement contained herein or therein not misleading.

         4.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

         Each Purchaser severally for itself and not jointly with the other Purchaser, hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

                4.1 REQUISITE POWER AND AUTHORITY. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to perform its obligations hereunder. All action on Purchaser's part required for the lawful execution and delivery of this Agreement have been or will be effectively taken prior to the Closing. Upon execution and delivery, this Agreement will be a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except
(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) general principles of equity that restrict the availability of equitable remedies.

                4.2 INVESTMENT REPRESENTATIONS. Purchaser understands that the Shares have not been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in this Agreement. Each Purchaser, severally for itself and not jointly with the other Purchaser, hereby represents and warrants as follows:

                      (a) PURCHASER BEARS ECONOMIC RISK. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company. Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available in connection with a resale. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Purchaser might propose.

                      (b) ACQUISITION FOR OWN ACCOUNT. Purchaser is acquiring the Shares for Purchaser's own account for investment only, and not with a view towards their distribution in violation of the Securities Act, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in or otherwise distributing the same in violation of the Securities Act, and does not presently have reason to anticipate a change in such intention.

                      (c) PURCHASER CAN PROTECT ITS INTEREST. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement and in the


                                       9.

Shares. Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in Agreement.

                      (d) ACCREDITED INVESTOR. Purchaser represents that it is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.

                      (e) COMPANY INFORMATION. Purchaser has received and read the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Form 10-Q for the period ended March 31, 1999 (including all financial statements), and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations. Purchaser has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment.

                      (f) RULE 144. Purchaser acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of restricted securities subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

                      (g) RESIDENCE. The office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth on Exhibit A of this Agreement.

                4.3 FURTHER ASSURANCES. Purchaser and the Company each agrees and covenants that at any time and from time to time, it will promptly execute and deliver to the other party such further instruments and documents and to take such further action as the other party may reasonably require in order to carry out the transactions contemplated by this Agreement.

                4.4 TRANSFER RESTRICTIONS. The Purchaser acknowledges and agrees that the Shares are subject to restrictions on transfer as set forth herein.

         5.     CONDITIONS TO EACH PURCHASER'S OBLIGATIONS AT THE CLOSING.

         Each Purchaser's obligation to purchase the Shares at the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

                5.1 REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties made by the Company in Section 3 hereof shall be true and correct at and as of the Closing Date as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company shall have performed or complied with all of the covenants required to be performed by it hereunder prior to the Closing Date.


                                      10.

                5.2 REGISTRATION RIGHTS AGREEMENT. The Company and the Purchasers shall have entered into a Registration Rights Agreement substantially in the form set forth in EXHIBIT C attached hereto (the "REGISTRATION RIGHTS AGREEMENT"), and the Registration Rights Agreement shall be in full force and effect.

                5.3 SALE OF CONVERTIBLE NOTES. The Company shall have completed the sale of Convertible Notes of the Company to Artisan Equity Limited for the aggregate amount of $6,500,000 to be purchased pursuant to the Note Purchase Agreement and the conversion price for the Convertible Notes shall be $3.25 per share of Common Stock.

                5.4 GOVERNMENTAL CONSENTS. The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the sale and issuance of the Shares at the Closing in compliance with such laws, except any notices of sale required to be filed with the SEC under Regulation D of the Securities Act, or such post-closing filings as may be required under applicable state securities laws, all of which will be timely filed within the applicable periods therefor.

                5.5 NO MATERIAL ADVERSE CHANGE. Since March 31, 1999, there shall have been no change in the Company's business, operations or financial condition that has had a Material Adverse Effect.

                5.6 CONSENTS AND APPROVALS. The Company shall have received all authorizations, consents, orders and approvals of all governmental authorities and officials necessary for the consummation of the transactions contemplated by this Agreement.

                5.7 OPINION OF THE COMPANY'S COUNSEL. The Purchasers shall have received from Cooley Godward LLP, counsel for the Company, an opinion in substantially the form attached hereto as EXHIBIT D, which shall be addressed to the Purchasers, dated as of the Closing Date.

                5.8 CLOSING DOCUMENTS. The Company shall have delivered to the Purchasers all of the following documents:

                      (a) an officer's certificate, dated as of the Closing Date, stating that the conditions specified in sections 5.1 through 5.7 have been fully satisfied;

                      (b) certified copies of the resolutions duly adopted by the Company's Board of Directors authorizing (i) the execution, delivery and performance of this Agreement, the Registration Rights Agreement and each of the other agreements contemplated hereby, (ii) the issuance and sale of the Shares,
(iii) the consummation of all other transactions contemplated by this Agreement and the Registration Rights Agreement; and (iv) the amendment to the bylaws expanding the Board of Directors if required.

                      (c) certified copies of the Company's Certificate of Incorporation and Bylaws, each as in effect as of the Closing Date;


                                      11.

                      (d) a copy of the duly executed Registration Rights Agreement referenced in Section 5.2 as in effect at the Closing; and

                      (e) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of all preemptive rights and rights of first refusal), except such as may be properly obtained subsequent to the Closing.

         6.     CONDITIONS TO OBLIGATIONS OF THE COMPANY.

         The Company's obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                6.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by the Purchasers in Section 4 hereof shall be true and correct in all material respects at the date of the Closing with the same force and effect as if they had been made on and as of said date.

                6.2 CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement (except for such as may be properly obtained subsequent to the Closing Date).

                6.3 SALE OF CONVERTIBLE NOTES. The Company shall have completed the sale of Convertible Notes of the Company to Artisan Equity Limited for the aggregate amount of $6,500,000 to be purchased pursuant to the Note Purchase Agreement and the conversion price for the Convertible Notes shall be $3.25 per share of Common Stock.

         7.     MISCELLANEOUS.

                7.1 LEGENDS. Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

                THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                7.2 INDEMNIFICATION. The Company hereby agrees to indemnify and hold harmless each Purchaser, any affiliate of the Purchaser, any Person controlling the Purchaser or such affiliate and their respective directors, officers, agents and employees (each, an "INDEMNIFIED PERSON") from and against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against the


                                      12.

Company or a third party claim) (collectively, "LOSSES") arising out of or resulting from any breach of representation, warranty or covenant made or to be performed on the part of the Company under this Agreement or the agreements contemplated hereby or otherwise resulting from any action, claim or proceeding arising out of the matters or transactions which are the subject of or contemplated by this Agreement or any instrument or agreement referred to herein, other than Losses resulting directly from the gross negligence or willful misconduct of such Indemnified Person. If for any reason (other than the gross negligence or willful misconduct of the Indemnified Person) the foregoing indemnity is unavailable or insufficient to hold an Indemnified Person harmless, then the Company shall contribute to amounts paid or payable by such Indemnified Person in respect of such Losses in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company and such Indemnified Person in connection with the matters as to which such Losses relate and other equitable considerations.

                7.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made in writing by any party in connection herewith shall remain operative and in full force and effect for eighteen months from the Closing Date.

                7.4 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the Purchasers' benefit or impose obligations upon the Purchasers as a purchaser or holder of the Shares are also for the benefit of, and impose such obligations upon and enforceable by and against, any subsequent holder of such Shares.

                7.5 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                7.6 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

                7.7 DESCRIPTIVE HEADINGS; INTERPRETATION. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

                7.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to contracts entered into and performed entirely within the State of California by California residents.


                                      13.

                7.9 NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Purchasers and to the Company at the address indicated below:

         To the Company:     CORVAS INTERNATIONAL, INC.
                             3030 Science Park Road
                             San Diego, California  92121
                             Attn:  President

         With a copy to:     COOLEY GODWARD LLP
                             4365 Executive Drive, Suite 1100
                             San Diego, California  92121
                             Attn:  Barbara L. Borden, Esq.

         To the Purchasers:  To the addresses set forth on Exhibit A

         With a copy to:     LAPOINTE ROSENSTEIN
                             1250 Rene-Levesque Boulevard, West Suite 1400
                             Montreal, Quebec H3B 5E9
                             Attn: Perry Kliot, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by ten (10) days advance written notice to the other party.

                7.10 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                7.11 EXPENSES. The Company agrees to reimburse Sofinov for all of its costs and reasonable expenses, including reasonable attorneys' fees, incurred in satisfaction, of its legal, scientific and patent due diligence review and its legal review of the closing documents.

                7.12 LISTING OF SHARES ON NASDAQ. Promptly following the Closing, the Company agrees to file an Application for Listing of Additional Shares to request the designation for trading of the Shares on the Nasdaq National Stock Market and use reasonable best efforts to have the application approved.

                7.13 USE OF PROCEEDS. The proceeds from the sale of the Shares hereunder will be used by the Company for working capital and for general corporate purposes.


                                      14.

                7.14 INFORMATION RIGHTS. For so long as any Purchaser holds any of the Shares, the Company shall deliver to such Purchaser by electronic mail or by other electronic means copies of all press releases issued by the Company and shall deliver by mail copies of its quarterly and annual reports filed with the SEC (including financial statements).

                7.15 PUBLIC STATEMENTS OR RELEASES. None of the parties to this Agreement shall make, issue, or release any announcement, whether to the public generally, or to any of its employees, suppliers, or customers, with respect to this Agreement or the transactions provided for herein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, that nothing in this Section 7.16 shall prevent any of the Parties hereto from making such public announcements as it may consider necessary in order to satisfy its legal obligations, but to the extent not inconsistent with such obligations, it shall provide the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

         8.     DEFINITIONS.

         For the purposes of this Agreement, the following terms have the meanings set forth below:

                "INTELLECTUAL PROPERTY RIGHTS" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof,
(iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), and (vii) copies and tangible embodiments thereof (in whatever form or medium).

                "LIENS" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

                "PERMITTED LIENS" means:


                                      15.

                      (a) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied;

                      (b) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;

                      (c) purchase money security interests in any property acquired by the Company to the extent permitted by this Agreement;

                      (d) interests or title of a lessor under any lease permitted by this Agreement;

                      (e) mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction created by statute;

                      (f) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company or detracting from the value of the assets of the Company; and

                      (g) liens outstanding on the date hereof which secure indebtedness of the Company and which are described in the schedules to this Agreement.

                "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                "RESTRICTED SECURITIES" means (i) the Shares issued hereunder and (ii) any securities issued with respect to the Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, or (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in
Section 7.2.

                "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                "SEC" means the United States Securities and Exchange Commission and includes any governmental body or agency succeeding to the functions thereof.


                                      16.

                "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

                "STOCKHOLDER RIGHTS AGREEMENT" means the Stockholder Rights Agreement, dated September 18, 1997, between the Company and American Stock Transfer and Trust Company as rights agent.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]


                                      17.

         IN WITNESS WHEREOF, the parties hereto have executed the COMMON STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:                                  PURCHASERS:

CORVAS INTERNATIONAL, INC.                SOFINOV SOCIETE FINANCIERE
                                          D'INNOVATION INC.


By: /s/ RANDALL E. WOODS                  By: /s/ JEAN-CHRISTOPHE RENONDIN
    ------------------------------            ---------------------------------
     Randall E. Woods                     Name: Jean-Christophe Renondin
     President and Chief Executive              -------------------------------
     Officer                              Its: VP
                                               --------------------------------

                                          By: /s/ DENIS DIONNE
                                              ---------------------------------
                                          Name: Denis Dionne
                                                -------------------------------
                                          Its: President
                                               --------------------------------


                                          IBT INTERNATIONAL BIOTECHNOLOGY TRUST


                                          By: /s/ JEREMY L. CURNOCK COOK
                                              ---------------------------------
                                          Name: Jeremy L. Curnock Cook
                                                -------------------------------
                                          Its: Director
                                               --------------------------------


               [SIGNATURE PAGE TO COMMON STOCK PURCHASE AGREEMENT]

                           CORVAS INTERNATIONAL, INC.


                         COMMON STOCK PURCHASE AGREEMENT

                         COMMON STOCK PURCHASE AGREEMENT

                                    EXHIBIT A


                             SCHEDULE OF PURCHASERS
--------------------------------------------------------------------------------
                                                                    AGGREGATE
NAME AND ADDRESS                                   SHARES        PURCHASE PRICE
--------------------------------------------------------------------------------
IBT International Biotechnology Trust plc          300,000             $750,000
Five Arrows House
St. Swithin's Lane
London EC4N 8NR, England
Sofinov Societe Financiere D'Innovation Inc.     1,000,000           $2,500,000
1981, avenue McGill College 13th Floor
Montreal (Quebec) H3A 3C7

                                TABLE OF CONTENTS

                                                                            PAGE


1.       AGREEMENT TO SELL AND PURCHASE........................................1

         1.1      Authorization of Shares......................................1

         1.2      Sale and Purchase............................................1

2.       CLOSING, DELIVERY AND PAYMENT.........................................2

         2.1      Closing......................................................2

         2.2      Delivery.....................................................2

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................2

         3.1      Organization and Standing....................................2

         3.2      Authorization................................................2

         3.3      Valid and Binding Obligation.................................2

         3.4      SEC Filings; Financial Statements............................3

         3.5      Non-Contravention............................................3

         3.6      Capitalization...............................................4

         3.7      Governmental Consent, etc....................................5

         3.8      No General Solicitation......................................5

         3.9      Litigation, etc..............................................5

         3.10     Employees....................................................5

         3.11     Intellectual Property Rights.................................6

         3.12     Environmental and Safety Laws................................6

         3.13     Related-Party Transactions...................................6

         3.14     Title to Property and Assets; Leases.........................7

         3.15     Insurance....................................................7

         3.16     System of Internal Accounting Controls.......................7

         3.17     Filing of Tax Returns........................................7

         3.18     Investment Company...........................................7

         3.19     Real Property Holding Company................................7

         3.20     No Defaults..................................................7

         3.21     Stockholder Rights Agreement.................................8

         3.22     Brokers or Finders...........................................8

         3.23     Year 2000 Compliance.........................................8


                                      i.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE


         3.24     Nasdaq Listing...............................................8

         3.25     Form S-3 Eligibility.........................................8

         3.26     Knowledge....................................................8

         3.27     Disclosure...................................................9

4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS......................9

         4.1      Requisite Power and Authority................................9

         4.2      Investment Representations...................................9

         4.3      Further Assurances..........................................10

         4.4      Transfer Restrictions.......................................10

5.       CONDITIONS TO EACH PURCHASER'S OBLIGATIONS AT THE CLOSING............10

         5.1      Representations and Warranties; Covenants...................10

         5.2      Registration Rights Agreement...............................11

         5.3      Sale of Convertible Notes...................................11

         5.4      Governmental Consents.......................................11

         5.5      No Material Adverse Change..................................11

         5.6      Consents and Approvals......................................11

         5.7      Opinion of the Company's Counsel............................11

         5.8      Closing Documents...........................................11

6.       CONDITIONS TO OBLIGATIONS OF THE COMPANY.............................12

         6.1      Representations and Warranties True.........................12

         6.2      Consents, Permits, and Waivers..............................12

         6.3      Sale of Convertible Notes...................................12

7.       MISCELLANEOUS........................................................12

         7.1      Legends.....................................................12

         7.2      Indemnification.............................................12

         7.3      Survival of Representations and Warranties..................13

         7.4      Successors and Assigns......................................13

         7.5      Severability................................................13

         7.6      Counterparts................................................13

         7.7      Descriptive Headings; Interpretation........................13


                                      ii.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE


         7.8      Governing Law...............................................13

         7.9      Notices.....................................................14

         7.10     No Strict Construction......................................14

         7.11     Expenses....................................................14

         7.12     Listing of Shares on Nasdaq.................................14

         7.13     Use of Proceeds.............................................14

         7.14     Information Rights..........................................15

         7.15     Public Statements or Releases...............................15

8.       DEFINITIONS..........................................................15


                                      iii.

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Table of Contents/Authorities.